UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 16, 2017

DOUBLE EAGLE ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-37552	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2121 Avenue of the Stars, Suite 2300

Los Angeles, CA 90067

(Address, including zip code, of principal executive offices)

(310) 209-7280

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure.

On November 16, 2017, Double Eagle Acquisition Corp. (the “Company”) held an extraordinary general meeting (the “Extraordinary General Meeting”) at which its shareholders approved the previously announced business combination (the “Business Combination”) with Williams Scotsman International, Inc. (“Williams Scotsman”) and the other proposals presented for shareholder vote.

The Company expects that at least $290 million will be available from the Company’s trust account at the closing, after giving effect to redemptions.

In addition, on November 16, 2017, a complaint was filed in the Supreme Court of the State of New York against certain members of Algeco/Scotsman Holding S.à r.l. (together with its subsidiaries, the “Algeco Group”) and certain of its affiliates and related individuals, and against the Company and its wholly-owned acquisition subsidiary, purportedly on behalf of some of the holders of the Algeco Group’s 10.75% Senior Unsecured Notes due 2019. The complaint asserts claims against the Algeco Group and certain of its affiliates and related individuals for a variety of claims related to the Business Combination, including fraudulent conveyance, and against the Company and its acquisition subsidiary for fraudulent conveyance. The Company disputes each of the claims asserted against it in the complaint, which it believes are without merit, and will vigorously defend against such claims. The Algeco Group has advised the Company that it disputes each of the claims asserted against the Algeco Group in the complaint, which it believes are without merit, and will vigorously defend against such claims.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Double Eagle Acquisition Corp.

	By:	/s/ Eli Baker
Dated: November 16, 2017		Name: Eli Baker
Title: Vice President, General Counsel and Secretary